This is the form of a material change report required under section 85 (1) of the Securities Act and section 151 of the Securities Rules.

BC FORM 53-901F

(Previously Form 27)

Securities Act

MATERIAL CHANGE REPORT UNDER SECTION 85 (1) OF THE SECURITIES ACT

NOTE:

This form is intended as a guideline. A letter or other document may be used if the substantive requirements of this form are complied with.

NOTE:

Every report required to be filed under section 85 (1) of the Securities Act (the "Act") must be sent to the British Columbia Securities Commission (the "Commission") in an envelope addressed to the Commission and marked "Continuous Disclosure."

NOTE:

WHERE THIS REPORT IS FILED ON A CONFIDENTIAL BASIS, PUT AT THE BEGINNING OF THE REPORT IN BLOCK CAPITALS "CONFIDENTIAL - SECTION 85", AND PLACE EVERYTHING THAT IS REQUIRED TO BE FILED IN AN ENVELOPE ADDRESSED TO THE SECRETARY OF THE COMMISSION MARKED "CONFIDENTIAL".

Item 1: Reporting Issuer

Pacific North West Capital Corp.

2303 West 41st Avenue

Vancouver, BC

V6M 2A3

Item 2: Date of Material Change

September 28, 2005

Item 3: Press Release

A Press release dated and issued September 28, 2005 in Vancouver, BC to the Toronto Stock Exchange and through various other approved public media.

Item 4: Summary of Material Change

Drilling to recommence mid-October, River Valley PGM Project, Sudbury, Ontario.

Item 5: Full Description of Material Change

September 28, 2005 - Vancouver, BC – Pacific North West Capital Corp. (PFN: TSX) is pleased to announce that by mid-October 2005 it plans to carry out a 3,000- metre drill program to test new PGM targets.  These drill targets have been developed during the ongoing geological mapping program within the River Valley Intrusive (RVI), located east of Sudbury, Ontario.

Work on the River Valley Project is being conducted in joint venture with Anglo Platinum, which has committed over $18 million to the River Valley Project to date and may earn a 65% interest by funding it through to production.  PFN is the Project Operator.

Exploration Update

Updated Resource Estimate

A new resource calculation based on drill results from the Winter 2005 drill program is underway.  Additional tonnage is expected to be added to the 2004 resource calculation from new PGM mineralization intersected in the Lismer and Varley Zones (see attached Figure).

Bulk Sample

The approximate 40-tonne sample collected from the Dana North and South PGE Mineralized Zones is now in South Africa for metallurgical testing at Anglo Platinum’s facilities.

Field Work

Geological mapping, sampling, and prospecting programs are continuing. This work has led to the refocusing of the exploration effort towards the inside of the RVI, away from the mineralized contact environment.  Management feels that the potential to develop a higher tonnage resource in this newly recognized environment is high. Drill targets are currently being identified for testing.

The Qualified Person for this release is John Londry, VP Exploration.

Item 6: Reliance on section 85 (2) of the Act

Not Applicable

Item 7: Omitted Information

Not Applicable

Item 8: Senior Officers

Taryn Downing, Corporate Secretary

Telephone:  604-685-1870

Facsimile:  604-685-6550

Item 9: Statement of Senior Officer

I hereby certify the foregoing accurately discloses the material change referred to herein:

___September 28, 2005__________

Date

“Taryn Downing”

_____________________________

Signature of authorized signatory

__Taryn Downing______________

Print name of signatory

__Corporate Secretary___________

Official capacity